ARTICLES OF AMENDMENT TO
                        THE ARTICLES OF INCORPORATION OF
                         PACE GROUP INTERNATIONAL, INC.

     Pursuant to ORS 60.444, the undersigned corporation hereby submits for filing the following Articles of Amendment to its Articles of Incorporation:

1.   The name of the corporation is Pace Group International, Inc.

2.   The Articles of Incorporation are amended as follows:

     Section VIII. Reverse Stock Split. The number of the corporation's issued and outstanding shares of common stock shall be reduced from 5,800,531 to 386,702, more or less, by exchanging one new share for every fifteen shares outstanding as of May 17, 1995. Any fractional shares created by such reverse stock split will be replaced by script which shall provide that the holder of such script is prohibited from exercising any rights of a shareholder, including the right to vote, receive dividends or participate in the assets of the corporation upon liquidation. Such script will be issued upon the condition that the script will become void if not exchanged for full shares within 30 days. Upon surrendering enough script to equal a full share, any person shall receive in exchange therefor one full share of common stock.

     Section VII. ORS 60.801-60.816 Do Not Apply. The provisions of ORS 60.801-60.816, which govern control share acquisitions, do not apply to acquisitions of the corporation's voting shares. Any voting shares that were control shares prior to this amendment shall cease to be considered control shares.

     3. The amendments were approved by vote of shareholders on September 20, 1995. On the record date of August 21, 1995, there were a total of 5,800,531 shares of common stock outstanding, of which 2,885,045 were entitled to vote. 1,763,738 shares were voted in favor of the amendments, and 290,664 shares were voted against.

     4. Procedure for completing the reverse split. Upon the effective date of this amendment, shareholders will be asked to exchange their certificates for new certificates evidencing a 15 for 1 reverse split. Any fractional shares created by the reverse split will be exchanged for script which will become void if not exchanged for full shares within 30 days.


                    PACE GROUP INTERNATIONAL, INC.

                    /s/  Edwin T. Cornelius
                    ------------------------------

                    Edwin T. Cornelius, Jr. President

Person to contact about this filing:
Thomas M. Johnson
A. Richard Vial & Associates, P.C.
5285 SW Meadows Road, Suite 350
Lake Oswego, OR 97035